Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 15, 2019

among

CHP PARTNERS, LP,

as Borrower,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

and

The Other Lenders Party Hereto

SunTrust Bank and Fifth Third Bank,

as Co-Syndication Agents

KeyBanc Capital Markets, SunTrust Robinson Humphrey, Inc., and Fifth Third Bank,

as Joint Lead Arrangers

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Term Note
B-2	Revolving Note
C	Compliance Certificate
D	Assignment and Assumption
E	Unencumbered Pool Certificate
F	Swing Line Notice
G	Letter of Credit Request

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of May 15, 2019, among CHP PARTNERS, LP, a Delaware limited partnership (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent.

Borrower has requested that Lenders provide a term loan and a revolving credit facility (collectively, the “Credit Facilities”), and Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Lender” has the meaning specified in Section 2.15.

“Administrative Agent” or “Agent” means KeyBank National Association, a national banking association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Adjusted Base Rate” means the sum of (a) the Base Rate plus (b) the Applicable Margin.

“Adjusted LIBOR Rate” means the sum of (a) the LIBOR Rate plus (b) the Applicable Margin.

“Adjusted Net Operating Income” means, for any Eligible Unencumbered Pool Property, the difference between (a) the Gross Revenues [provided, that, if the applicable Property is net leased, Gross Revenues shall be the lesser of (i) actual rent paid to the Owner or (ii) a reduced rent that complies with the EBITDAR Thresholds], and (b) the sum of (i) the operating expenses for the applicable Property for such period, (ii) the greater of (A) the actual management expense for the applicable period or (B) 5% of Gross Revenues for any Seniors Housing Property, or 3% of Gross Revenues for any MOB, and (iii) the applicable Capital Reserves. Adjusted Net Operating Income shall be calculated based upon a trailing six month basis (annualized). For any of the Eligible Unencumbered Pool Properties that have been owned for less than six months, such calculation shall be based on a trailing three month basis (annualized), building each month until a trailing six month basis is achieved. Any variation in the foregoing calculation must be approved by Required Lenders.

“Advisor” means CNL Healthcare Corp., a Florida corporation.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“AL” means an assisted living facility.

“ALZ” mean a memory care facility.

CREDIT AGREEMENT	Page 1

“Anti-Terrorism Laws” means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Leverage Ratio:

Pricing Level	Covenant Level	Applicable Margin
	Leverage Ratio	LIBOR Margin	Base Rate Margin
I	< 40%	1.55%	0.55%
II	> 40%, but < 45%	1.70%	0.70%
III	> 45%, but < 50%	1.80%	0.80%
IV	> 50%, but < 55%	1.95%	0.95%
V	> 55%	2.15%	1.15%

Commencing the date hereof, the Applicable Margin shall be Price Level IV until the receipt by Agent of the first Compliance Certificate. The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after receipt by the Administrative Agent of the Compliance Certificate pursuant to Section 6.02 for the most recently ended fiscal quarter of the Borrower; provided that if the Borrower fails to provide the Compliance Certificate as required by Section 6.02 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level IV until such time as an appropriate Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made or issued.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Agent or the Lenders determine that (a) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then if the proper calculation of the Leverage Ratio would have resulted in either higher or lower pricing for such period, the Borrower shall automatically and retroactively be obligated to pay (or receive credit if in connection with lower pricing) to the Agent for the benefit of the applicable Lenders, promptly on demand by the Agent therefor (provided, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Agent)), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period (or a credit towards the next payment in the amount equal to any reduction in the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid). Nothing in this paragraph shall limit the other rights of the Agent and Lenders under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

CREDIT AGREEMENT	Page 2

“Appraised Value” means any Project’s value, on a leased fee (if the Project is triple net leased to a third-party that is not affiliated with Borrower or CNL HP) or fee simple basis (if the Project is not triple net leased to a third-party that is not affiliated with Borrower or CNL HP), as applicable as determined by Agent in its sole but reasonable discretion, and as determined by an appraisal on an ‘as-is’ basis performed by an appraisal firm acceptable to the Agent.

“Approved CCRC Facilities” means Wellmore of Tega Cay, Wellmore of Lexington and Legacy Village.

“Approved Restricted Distribution Add Back” means any portion of any distribution pursuant to restricted stock which would be subtracted from income as an expense for GAAP purposes.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of CNL HP and its consolidated Subsidiaries, if any, for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of CNL HP and its consolidated Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of :

(a) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit;

(b) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and

(c) one percent (1.0%).

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

CREDIT AGREEMENT	Page 3

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan or a Base Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank LIBOR market or the market governing the Base Rate, as applicable.

“Capital Reserves” means, to the extent Borrower or any Owner is responsible for a portion or all of the capital expenditures for a given Project, Capital Reserves is defined as an amount equal to $350 per unit for IL, AL & ALZ, $500 per bed for SNF, $0.50 per square foot for medical office and $0.75 per square foot for all other property types annually. For triple net or absolute net properties, no additional reserves shall apply.

“Capitalization Rate” means 7.50% for Seniors Housing Properties and 7.00% for medical office properties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such

CREDIT AGREEMENT	Page 4

securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CNL HP” means CNL Healthcare Properties, Inc., a Maryland corporation.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to Borrower pursuant to Section 2.01 in the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, with respect to any period, an amount equal to the EBITDA of CNL HP and its Subsidiaries (to the extent of CNL HP’s Equity Percentage in such Subsidiaries) for such period determined on a consolidated basis plus (without duplication) each such person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates as hereafter provided.

“Consolidated Fixed Charges” means, on any date of determination, the sum of (a) consolidated interest expense (both expensed and capitalized), plus (b) all of the principal due and payable and principal paid with respect to Total Indebtedness of CNL HP and its Subsidiaries (to the extent of CNL HP’s Equity Percentage in such Subsidiaries) during such period, other than any balloon, bullet or similar principal payment which repays such Total Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all distributions on preferred stock paid during such period, plus (d) the principal payment on any capital lease obligations. Each such person’s equity percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included (without duplication) in the determination of “Consolidated Fixed Charges”.

“Consolidated Net Worth” means, with respect to any period, for CNL HP and its Subsidiaries (to the extent of CNL HP’s Equity Percentage in such Subsidiaries), an amount equal to (a) the sum of (i) shareholder’s equity as of such date, plus (ii) accumulated depreciation and amortization, less (b) the sum of (i) all intangible assets (excluding those related to value of leases from real estate acquisitions) plus (ii) intangible liabilities all as determined in accordance with GAAP. Each such person’s equity percentage in the amounts referred to above of its Unconsolidated Affiliates shall be included (without duplication) in the determination of “Consolidated Net Worth.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

CREDIT AGREEMENT	Page 5

“Credit Extension” means a Borrowing.

“Credit Facilities” as such term is defined on Page 1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations an interest rate equal to the sum of (a) the Adjusted Base Rate plus (b) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Committed Loans, participations in L/C Obligations or participations in Swing Line Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Defaulting Lender Waterfall” means any payment of principal, interest, fees or other amounts received by the Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro

CREDIT AGREEMENT	Page 6

rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this “Defaulting Lender Waterfall” shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

“Development Property” means any property that is currently under construction or is a recently completed construction project that is not yet 85% leased. Notwithstanding the foregoing, a completed construction project may not be included as a “Development Property” for more than 12 months. After 12 months, the property will be valued on the basis of current “as-is” appraised value if included in the Unencumbered Pool.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, with respect to any Person, for any period (without duplication): (a) net income (or loss) in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) acquisition and closing costs (to include investment service fees not to exceed 1.85% of the purchase price of an asset, disposition fees not to exceed 1% of the disposition price of an asset and asset management and finance coordination fees paid to Advisor not to exceed 1% of the amount financed) and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets and income and expense allocated to minority owners); (v) other non-cash items to the extent not actually paid as a cash expense; (vi) other extraordinary and non-recurring items at the Agent’s reasonable discretion; and (vii) any Approved Restricted Distribution Add Back; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. In no event shall any of the adjustments be double-counted. With respect to consolidated Subsidiaries that are not wholly-owned Subsidiaries, EBITDA attributable to such entities shall only be included to the extent of CNL HP’s Equity Percentage in such Subsidiaries. For the avoidance of doubt, EBITDA for Unconsolidated Affiliates and Subsidiaries of CNL HP that are not wholly owned Subsidiaries shall include only CNL HP’s Equity Percentage of net income (or loss) from such Subsidiary of CNL HP that is not a wholly owned Subsidiary plus its Equity Percentage of (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) acquisition closing costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; (v) other non-cash items to the extent not actually paid as a cash expense; (vi) other extraordinary and non-recurring items at the Agent’s reasonable discretion; and (vii) any Approved Restricted Distribution Add Back.

“EBITDAR” means, for any Person for any applicable period, such Person’s net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation and amortization, plus any leased asset payments during such period, plus any parent company expenses not attributable to operations of the asset.

“EBITDAR Thresholds” means, for each net leased Eligible Unencumbered Pool Property, the applicable tenant EBITDAR for such Property must be equal to or greater than: (i) 1.10x for Seniors Housing Properties; (ii) 1.85x for hospitals included as Other Healthcare Assets; and (iii) 1.35x for all Other Healthcare Assets excluding hospitals.

“Eligible Assignee” means any Qualified Lender that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible MOB Property” shall mean as of any date, any MOB which is an Eligible Unencumbered Property.

CREDIT AGREEMENT	Page 7

“Eligible Other Healthcare Asset” shall mean as of any date, any Other Healthcare Asset which is an Eligible Unencumbered Property.

“Eligible Seniors Housing Property” shall mean as of any date, each Seniors Housing Property which is an Eligible Unencumbered Property.

“Eligible Unencumbered Property” shall mean any Property which: (i) is 100% owned by any Owner; (ii) is owned in fee simple, free and clear of any title exceptions or negative pledge other than those approved in writing by Agent (if not owned fee simple, the applicable Property may be subject to a “mortgageable” ground lease with not less than 30 years remaining on the term and with other standard mortgagee provisions acceptable to Agent in its sole discretion); (iii) is free from environmental concerns; (iv) has all appropriate licenses and certificates of occupancy per the applicable jurisdiction; (v) is located in the mainland United States; (vi) is an operating property free from development and/or material renovation; (vii) is (a) managed by the Borrower, any Affiliate of Borrower or a qualified property management company reasonably acceptable to Agent, or (b) leased to a single tenant not in bankruptcy or more than sixty days past due on any payment of rent; and (viii) if a MOB, (a) is leased to a single tenant not in bankruptcy or, to the extent leased to multiple tenants, is not leased to a tenant or tenants in bankruptcy pursuant to a lease or leases covering in excess of 40% of the total rentable area of the applicable Property; and (b) is not leased to any single tenant more than sixty days past due on any rent or, to the extent leased to multiple tenants, not leased to a tenant or tenants more than sixty days delinquent in payment of rent pursuant to a lease or leases covering in excess of 40% of the total rentable area of the Property. If a Property fails to meet any of the foregoing, it may be deemed to be an “Eligible Unencumbered Property” if such Property is otherwise acceptable to Required Lenders in their reasonable discretion.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Percentage” means, with respect to any Person, the ownership interest of such Person in each of its Subsidiaries and Unconsolidated Affiliates, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

CREDIT AGREEMENT	Page 8

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Guarantor hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower or any Guarantor is located.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by Agent.

“FFO” as defined by NAREIT and adjusted for (a) non-cash/reoccurring write offs, (b) acquisitions costs and investment service fees (not to exceed 1.85% of purchase price), (c) deferred financing costs, (d) asset management and finance coordination fees paid to any Advisor not exceed 1% of the amount financed, and (e) Approved Restricted Distribution Add Backs. FFO from joint venture investments will be excluded and the amount of distributions received in cash from the joint ventures will be included. In no event shall any adjustments be double counted. FFO shall initially be calculated as of September 30, 2019, and shall be based upon a trailing three (3) months, but shall aggregate with each additional test thereafter until the same is based upon a trailing twelve (12) months.

“Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA, to (b) Consolidated Fixed Charges. Such ratio shall initially be calculated as of September 30, 2019, and shall be based upon a trailing three (3) months, but shall aggregate with each additional test thereafter until the same is based upon a trailing twelve (12) months.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

CREDIT AGREEMENT	Page 9

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Asset Value” means an amount equal to the sum of (a) the undepreciated book value (adjusted for any impairments) of all operating properties (including real estate related intangibles) owned by Borrower, CNL HP or any Subsidiary of Borrower or CNL HP consolidated for GAAP purposes, plus (b) the GAAP book value of all Development Properties owned by Borrower, CNL HP or any Subsidiary of Borrower or CNL HP (to the extent of the applicable Person’s Equity Percentage in such Subsidiary); plus (c) the GAAP book value of all land owned by Borrower, CNL HP or any Subsidiary of Borrower or CNL HP (to the extent of the applicable Person’s Equity Percentage in such Subsidiary); plus (d) the GAAP book value of all mortgage notes receivable owned by Borrower, CNL HP or any Subsidiary of Borrower or CNL HP (to the extent of the applicable Person’s Equity Percentage in such Subsidiary), plus (e) the cash and cash equivalents of Borrower or CNL HP. Notwithstanding anything to the contrary, “Gross Asset Value” will include the pro rata share of Borrower or CNL HP of any of the items listed above for any Unconsolidated Affiliates.

“Gross Revenue” means, for any applicable period, all revenues of the Pool Assets derived from the operation, use, leasing and occupancy of such Pool Assets; provided, however, that in no event shall Gross Revenues include (a) any loan proceeds, (b) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (c) condemnation proceeds; (d) any security deposits received from tenants in the applicable Pool Assets, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease; or (e) any other extraordinary items, in Agent’s reasonable discretion.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, CNL HP, each Material Subsidiary, each Owner and each Tenant, on a joint and several basis.

“Guaranty” means that certain Guaranty Agreement, executed by the Guarantors, jointly and severally, in favor of the Lenders pursuant to which the Guarantors have guaranteed, among other things, all obligations of Borrower under the Loan Documents.

CREDIT AGREEMENT	Page 10

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IL” means an independent living facility.

“Incremental Amendment” has the meaning specified in Section 2.15.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Ineligible Unencumbered Property” has the meaning specified in Section 2.14.

“Information” has the meaning specified in Section 10.07.

“Initial Notes” shall mean, collectively, the Initial Revolving Notes and the Initial Term Notes in the aggregate principal amount of $515,000,000.00.

CREDIT AGREEMENT	Page 11

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each month as well as the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Initial Revolving Commitment Amount” shall mean $250,000,000.00.

“Initial Revolving Notes” shall mean one or more promissory notes dated the date hereof made by Borrower and payable to one or more Lenders in the aggregate principal amount of $250,000,000.00, evidencing the Revolving Credit Facility.

“Initial Term Loan Commitment Amount” means $265,000,000.00.

“Initial Term Notes” shall mean one or more promissory notes dated the date hereof made by Borrower and payable to one or more Lenders in the aggregate principal amount of $265,000,000.00, evidencing the Term Loan Facility.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) any one month Interest Period that begins on a date other than as provided in (ii) shall end on the last Business Day of the calendar month in which such Interest Period commences; and

(iv) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices – ISP98.

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.

“KeyBank” means KeyBank National Association and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the

CREDIT AGREEMENT	Page 12

interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means a request for issuance of a Letter of Credit in the form attached hereto as Exhibit G.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means KeyBank, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $25,000,000.00. The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Leverage Ratio” means, as of any applicable date of determination, the ratio of (a) CNL HP’s consolidated Total Indebtedness to (b) the Gross Asset Value.

“LIBOR Base Rate” has the meaning specified in the definition of LIBOR Rate.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00 – LIBOR Reserve Percentage

Where,

CREDIT AGREEMENT	Page 13

“LIBOR Base Rate” means, for such Interest Period the rate per annum equal to the ICE Benchmark Administration LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, provided, that in no event shall such rate be less than zero for each LIBOR Rate Loan that has not been identified by the Borrower in accordance with the terms of this Agreement as being subject to a Specified Swap Contract. If such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by KeyBank and with a term equivalent to such Interest Period would be offered by KeyBank’s London Branch to major banks in the London interbank LIBOR market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” shall mean the difference between (i) the sum of (a) Unrestricted Cash and Cash Equivalents of Borrower, plus (b) the difference between (1) the Revolving Commitment Amount less (2) the sum of (A) the face amount of any issued and outstanding Letters of Credit, plus (B) the aggregate outstanding principal balance under the Revolving Notes, less (ii) any of Borrower’s wholly-owned debt maturing within six-months of the applicable date of determination for which no extension option is available or no refinancing commitment has been entered into between Borrower or its Subsidiary and a legitimate financing source in Agent’s reasonable discretion.

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note and the Guaranty.

“Loan Parties” means, collectively, Borrower, CNL HP, each other Guarantor and each other Person (other than Agent or any Lender) executing any Loan Document. For the avoidance of doubt, no Operator shall be deemed to be a “Loan Party” so long as such Operator is not a Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of (i) Borrower or CNL HP or (ii) Borrower, CNL HP and their Subsidiaries taken as a whole which, if unaddressed, would result in a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

CREDIT AGREEMENT	Page 14

“Material Subsidiary” means (i) any wholly-owned Subsidiary of Borrower or CNL HP which owns, directly or indirectly, equity in any Owner or Tenant and (ii) any wholly-owned Subsidiary of Borrower or CNL HP which accounts for 5% or more of Gross Asset Value and that is not prohibited from providing a guaranty under permanent debt agreements.

“Maturity Date” means either (i) with respect to the Revolving Credit Facility, the Revolving Credit Maturity Date, or (ii) with respect to the Term Loan, the Term Loan Maturity Date.

“MOB” means medical office building.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAREIT” means the National Association of Real Estate Investment Trusts.

“Note” means each promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B, including, without limitation, the Initial Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operator” means any lessee, manager or other operator of any Pool Asset. For the avoidance of doubt, any lessee under a residency agreement or a space lease shall not be deemed to be an “Operator”.

“Other Healthcare Asset” shall mean any specialty hospital, acute care hospital, long-term acute care hospital, ambulatory surgery center, diagnostic center or SNF approved by Required Lenders.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Owner” shall mean the applicable Subsidiary of CNL HP that owns a Pool Asset.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

CREDIT AGREEMENT	Page 15

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted IPO” shall mean the listing of CNL HP on an approved stock exchange and any program associated with a tender offer or stock redemption so long as: (i) no Event of Default after giving effect to any such tender offer or stock redemption, including, without limitation, any payment required in connection therewith; (ii) Borrower maintains Liquidity of not less than $50,000,000.00; and (iii) any legal or governance/organizational changes are subject to the prior approval of Agent before the listing of CNL HP on any applicable exchange.

“Permitted Management Internalization Event” shall mean either (i) the termination by CNL HP any contract or agreement between CNL HP and CNL Financial Group or any Affiliate thereof to manage the assets of CNL HP and the internalization of the functions covered by such contract or agreement to individuals or groups to be employed by CNL HP, or (ii) the assignment of any contract or agreement between CNL HP and CNL Financial Group or any Affiliate thereof to manage the assets of CNL HP to CNL HP or an Affiliate thereof, so long as in either case: (a) no Event of Default after giving effect to any such termination, including, without limitation, any payment required in connection therewith; (b) Borrower maintains Liquidity of not less than $65,000,000.00; and (c) the management team for Borrower and CNL HP of Steve Mauldin, as CEO, Ixchell Duarte as CFO, and John Starr as COO, shall not have changed, or any such change shall have been approved by the Agent in its reasonable discretion.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), if any, established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pool Asset” means any Eligible Unencumbered Property that has been included in the Unencumbered Pool for all purposes hereunder.

“Project” shall refer to each Seniors Housing Property, MOB or Other Healthcare Asset that is owned by an Owner and is a Pool Asset.

“Property” shall refer to any Senior Housing Property, MOB or Other Healthcare Asset.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Lender” means (i) any commercial bank, savings bank, savings and loan association or similar financial institution which (a) has total assets of One Billion Dollars ($1,000,000,000) or more, (b) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (c) in the sole judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (d) in the sole judgment of the Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (ii) any insurance company in the business of writing insurance which (a) has total assets of One Billion Dollars ($1,000,000,000) or more (b) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (c) meets the requirements set forth in subclauses (c) and (d) of clause (i) above; and (iii) any other financial institution having total assets of One Billion Dollars ($1,000,000,000) (including a mutual fund or other fund under management of any investment manager having under its management total assets of One Billion Dollars ($1,000,000,000) or more) which meets

CREDIT AGREEMENT	Page 16

the requirement set forth in subclauses (c) and (d) of clause (i) above; provided that each Qualified Lender must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, and (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rent” shall mean all rentals or other income paid to an Owner under the leases between any Owner and the tenant in connection with a Pool Asset for any applicable period, but specifically excluding any reserves, escrows, security deposits or other deposits, taxes, or reimbursements for amounts paid by an Owner on a tenant’s behalf.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having in the aggregate at least fifty percent (50.0%) of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments of Lenders under the Revolving Credit Facility (as to each applicable Lender, such Lender’s “Revolving Credit Commitment”); provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president or chief financial officer of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower, CNL HP or any Subsidiary of Borrower or CNL HP (to the extent of the Equity Percentage of Borrower or CNL HP in such Subsidiary), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of Borrower or CNL HP other than a Special Cash Dividend.

“Revolving Commitment Amount” shall mean the Initial Revolving Commitment Amount, provided, however, that Borrower shall have the right, after the date hereof, to request that the Revolving Commitment Amount be increased in accordance with Section 2.15.

“Revolving Commitment Increase” shall have the meaning given such term in Section 2.15.

“Revolving Credit Facility” shall mean the revolving credit facility established and governed by this Agreement extended by the Lenders to Borrower.

CREDIT AGREEMENT	Page 17

“Revolving Credit Extended Maturity Date” shall mean May 15, 2024.

“Revolving Credit Extension Option” shall mean the option of Borrower to extend the Revolving Credit Initial Maturity Date for one period of twelve (12) months provided that Borrower satisfy the following conditions precedent:

(a) The delivery by Borrower to Agent not less than ninety (90) days prior to the Revolving Credit Maturity Date then in effect but not more than one hundred fifty (150) days prior to such date of written notice of Borrower’s election to exercise the extension of the Revolving Credit Initial Maturity Date;

(b) The payment by Borrower to Agent for the benefit of the Lenders of an extension fee in an amount equal to the product of fifteen basis points (0.15%) times the Revolving Commitment Amount as of the Revolving Credit Initial Maturity Date;

(c) As of the Revolving Credit Initial Maturity Date, (i) there shall exist no Default, and (ii) all representations and warranties set forth herein shall be true and correct in all material respects; and

(d) Borrower shall pay all reasonable expenses, including (without limitation) attorneys’ fees and legal expenses, incurred by Agent in connection with determining whether the conditions set forth in this Agreement are fully satisfied and the resulting granting of or refusal to grant the Revolving Credit Extension Option by the Lenders (and in connection with the preparation and execution of any documentation therefor).

“Revolving Credit Initial Maturity Date” shall mean May 15, 2023.

“Revolving Credit Maturity Date” means the date on which the Revolving Notes mature, whether by acceleration, lapse of time or otherwise; provided, that such date shall be the Revolving Credit Initial Maturity Date, unless earlier accelerated as permitted herein or in any other Loan Document, subject to the Revolving Credit Extension Option pursuant to which Borrower may extend the Revolving Credit Initial Maturity Date to the Revolving Credit Extended Maturity Date in accordance herewith.

“Revolving Notes” means, collectively, each promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender evidencing the Revolving Credit Facility, substantially in the form of Exhibit B-2, including, without limitation, the Initial Revolving Notes.

“RIDEA” means the REIT Investment Diversification and Empowerment Act of 2007.

“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident, in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of Total Indebtedness outstanding of Borrower or CNL HP or any Subsidiary of Borrower or CNL HP (to the extent of the applicable Person’s Equity Percentage in such Subsidiary), as evidenced by notes, bonds, debentures, or similar instruments and capital lease obligations that is secured by a lien.

CREDIT AGREEMENT	Page 18

“Secured Recourse Indebtedness” means Secured Indebtedness that is recourse for payment to Borrower or CNL HP. For the avoidance of doubt, the indebtedness of Borrower under the Loan Documents shall not be deemed to be Secured Recourse Indebtedness for purpose hereof.

“Seniors Housing Properties” shall mean all IL, AL and ALZ facilities and the Approved CCRC Facilities.

“SNF” means a skilled nursing facility.

“Solvent” means, as to any Loan Party on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Special Cash Dividend” means a distribution by any Loan Party as a result of the sale of one or more Properties or cash consideration in connection with a Permitted Management Internalization Event so long as: (i) no Event of Default exists after giving effect to the applicable distribution; (ii) Borrower maintains Liquidity of not less than $90,000,000.00 if in connection with the sale of Properties; (iii) Borrower maintains Liquidity of not less than $65,000,000.00 if in connection with a Permitted Management Internalization Event; and (iv) the effective date of such distribution is prior to March 31, 2020 if in connection with the sale of Properties.

“Specified Swap Contract” means any Swap Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, in each case with respect to the Term Loan, between the Borrower and a Specified Swap Contract Provider.

“Specified Swap Contract Provider” means any Lender, or Affiliate of a Lender, that is party to a Swap Contract at the time such Swap Contract is entered into.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Agent in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of CNL HP.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith,

CREDIT AGREEMENT	Page 19

such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means KeyBank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit F.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000.00 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of (although uncommitted), and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean the applicable wholly-owned Subsidiary of CNL HP that controls any Pool Asset pursuant to a lease with the applicable Owner.

“Term Loan Commitment Amount” shall mean the Initial Term Loan Commitment Amount, provided, however, that Borrower shall have the right, after the date hereof, to request that the Term Loan Commitment Amount be increased in accordance with Section 2.15.

“Term Loan Commitment Increase” shall have the meaning given such term in Section 2.15.

“Term Loan Facility” means that certain term loan facility established the Lenders for the Borrower on or about the date hereof in the initial maximum aggregate amount of $265,000,000.00.

“Term Loan Initial Maturity Date” means May 15, 2024.

“Term Loan Maturity Date” means the date on which the Term Notes mature, whether by acceleration, lapse of time or otherwise; provided, that such date shall be the Term Loan Initial Maturity Date, unless earlier accelerated as permitted herein or in any other Loan Document.

“Term Notes” means, collectively, each promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender evidencing the Term Loan Facility, substantially in the form of Exhibit B-1, including, without limitation, the Initial Term Notes.

“Total Indebtedness” means all of the following (without duplication):

(a) all obligations of such person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due);

CREDIT AGREEMENT	Page 20

(b) all obligations of such person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered;

(c) all obligations of such person as a lessee or obligor under a capitalized lease;

(d) all reimbursement obligations of such person under any letters of credit or acceptances (whether or not the same have been presented for payment);

(e) all off-balance sheet obligations of such person;

(f) all obligations of such person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interests);

(g) net obligations under any derivatives contract not entered into as a hedge against existing indebtedness, in an amount equal to the derivatives termination value thereof;

(h) all indebtedness of other persons which such person has guaranteed or is otherwise recourse to such person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute indebtedness hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a person, to maintain working capital or equity capital of a person or otherwise to maintain net worth, solvency or other financial condition of a person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise;

(i) all indebtedness of another person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property or assets owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness or other payment obligation; and

(j) such person’s pro rata share of the indebtedness (based upon its equity percentage in such unconsolidated affiliates) of any unconsolidated affiliate of such person.

“Total Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“Unconsolidated Affiliates” means, in respect of any Person, any other Person in which such Person holds an Equity Interest and (a) which Equity Interest is accounted for in the financial statements of such Person on an equal basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

“Unencumbered Pool” means all Pool Assets as of any applicable date of determination.

CREDIT AGREEMENT	Page 21

“Unencumbered Pool Certificate” means a certificate executed by Borrower in the form attached hereto as Exhibit E.

“Unencumbered Pool Value” means, with respect to all Pool Assets, an aggregate amount equal to the sum of:

(a) for each Seniors Housing Property and each MOB, either (i) during the 18 month period commencing on the date such Property is acquired by the applicable Owner, the acquisition cost of such Property, or (ii) at all times thereafter, the quotient of such Property’s Adjusted Net Operating Income divided by the Capitalization Rate; plus

(b) the as-is Appraised Value of each Other Healthcare Asset.

Notwithstanding the foregoing, for those Pool Assets that are less than 80% occupied at the time of addition to the Unencumbered Pool, the Unencumbered Pool Value for such Pool Assets is the amount equal to, for the 18 month period commencing on the date of inclusion to the Unencumbered Pool, the as-stabilized Appraised Value of each Seniors Housing Property. At the expiration of such 18 month period, the value of the applicable Pool Assets shall be calculated pursuant to clause (a)(ii) above.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash and Cash Equivalents” shall mean all of the following so long as the same are free of any lien, claim, pledge, assignment, security interest or other restriction: (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of the Rating Agencies (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be reasonably acceptable to Agent) and not listed for possible down-grade in Credit Watch published by Standard & Poor’s; (iii) commercial paper, other than commercial paper issued by Borrower or any of its affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be reasonably acceptable to Agent); (iv) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by (A) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000) or (B) Agent; (v) securities regularly traded, and currently listed, on a nationally recognized exchange, and (vi) cash held in unrestricted bank accounts.

“Unsecured Indebtedness” means, as of any date of determination, the aggregate amount of Total Indebtedness of Borrower or CNL HP or any Subsidiary of Borrower or CNL HP (to the extent of the applicable Person’s Equity Percentage in such Subsidiary) as of such date that is not Secured Indebtedness.

CREDIT AGREEMENT	Page 22

“Unsecured Interest Expense” means, as of any date of determination, the greater of (i) the product of (a) the Unsecured Indebtedness multiplied by (b) six percent (6.00%), and (ii) the actual interest expense on the Unsecured Indebtedness for the applicable period.

“Unused Fee” shall have the meaning given such term in Section 2.09.

“Weighted Average Occupancy” means: (a) with respect to an AL, IL, or an ALZ that is single and/or single and dual occupancy, the number of occupied units divided by total units; (b) with respect to an AL, IL, or an ALZ that is dual occupancy only, the number of occupied beds divided by total beds; (c) with respect to a SNF, the number of occupied beds divided by total beds; and (d) for all other product types, the occupied square footage divided by the total square footage. The foregoing occupancy determination will be weighted for each applicable Property based upon such Property’s contribution to the aggregate Adjusted Net Operating Income for the Pool Assets.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders);

CREDIT AGREEMENT	Page 23

provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of CNL HP and its Subsidiaries or to the determination of any amount for CNL HP and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that CNL HP is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans under the Term Loan Facility and the Revolving Credit Facility (each such loan, a “Committed Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Unencumbered Pool Value, (ii) the aggregate outstanding balance under the Term Loan Facility shall not exceed the Term Loan Commitment Amount, (iv) the aggregate amount outstanding under the Revolving Credit Facility shall not exceed the Revolving Commitment Amount, and (v) the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow amounts under the Revolving Credit Facility pursuant to this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Amounts borrowed under the Term Loan Facility may be prepaid under Section 2.05, but may not be reborrowed hereunder. Committed Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Committed Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) in the case of a LIBOR Rate Loan, whether such Loan is subject to a Specified Swap Agreement, and (vi) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if Borrower fails to

CREDIT AGREEMENT	Page 24

give a timely notice requesting a conversion or continuation, then Borrower shall be deemed to have provided a continuation notice with respect to any such Committed Loan. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of KeyBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower.

(c) Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBOR Rate Loans be converted immediately to Base Rate Committed Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Committed Loans during any calendar month.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments, (2) the Unencumbered Pool Value, and (3) the sum of (A) the Term Loan Commitment Amount plus (B) the Revolving Commitment Amount, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

CREDIT AGREEMENT	Page 25

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless the Required Lenders have approved such expiry date and subject to Section 2.03(g) below; provided, however, that any Letter of Credit may contain customary automatic renewal provisions agreed upon by Borrower and the L/C Issuer pursuant to which the expiration date of such Letter of Credit shall automatically be extended for consecutive periods of up to twelve (12) months (but not to a date later than the date that is one year after the Revolving Credit Maturity Date.

(iii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(D) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(E) UNLESS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, SUCH LETTER OF CREDIT CONTAINS ANY PROVISIONS FOR AUTOMATIC REINSTATEMENT OF THE STATED AMOUNT AFTER ANY DRAWING THEREUNDER.

(iv) THE L/C ISSUER SHALL NOT AMEND ANY LETTER OF CREDIT IF THE L/C ISSUER WOULD NOT BE PERMITTED AT SUCH TIME TO ISSUE SUCH LETTER OF CREDIT IN ITS AMENDED FORM UNDER THE TERMS HEREOF.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as

CREDIT AGREEMENT	Page 26

used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the L/C Issuer and Agent not later than 12:00 noon at least two (2) Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, Borrower shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may reasonably require.

(ii) Promptly after receipt of any L/C Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Agent thereof. Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a

CREDIT AGREEMENT	Page 27

Committed Loan Notice). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount. Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate from the date of demand if not paid within five (5) days of demand. In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC/ Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including

CREDIT AGREEMENT	Page 28

proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Agent.

(ii) If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

The foregoing shall not exculpate L/C Issuer from its gross negligence and willful misconduct. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any

CREDIT AGREEMENT	Page 29

document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided, however, the foregoing shall not exculpate L/C Issuer from its gross negligence and willful misconduct.

(g) Cash Collateral. Upon the request of Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent and the L/C Issuer (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Agent, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank National Association.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit

(i) L/C Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage a L/C fee (the “L/C Fee”) for each standby Letter of Credit equal to the Applicable Margin pertaining to Libor Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03. L/C Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Applicable Margin plus 2%.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of one-eighth of one percent (0.125%), computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be

CREDIT AGREEMENT	Page 30

determined in accordance with Section 2.03. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary and reasonable fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to consider in its sole and absolute discretion making loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, (B) the Unencumbered Pool Value, and (C) the sum of (1) the Term Loan Commitment Amount plus (2) the Revolving Commitment Amount, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. The Swing Line is a discretionary, uncommitted facility and Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to Borrower which notice may be given by Swing Line Lender before or after Borrower requests a Swing Line Loan hereunder. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Unless the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless (x) the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, or (y) the Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds. Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder other than notifying Agent of a Swing Line Loan Notice.

(c) Refinancing of Swing Line Loans.

(i) Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of

CREDIT AGREEMENT	Page 31

the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. Swing Line Lender shall furnish Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to Agent in immediately available funds for the account of Swing Line Lender at the Administrative Agent’s Office not later than 12:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount. Agent shall remit the funds so received to Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower, CNL HP or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Swing Line Lender.

(ii) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per

CREDIT AGREEMENT	Page 32

annum equal to the Federal Funds Rate. Agent will make such demand upon the request of Swing Line Lender. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

2.05 Prepayments. (a) Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 12:00 noon (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Applicable Percentages.

(b) Borrower may, upon notice to Swing Line Lender (with a copy to Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Swing Line Lender and Agent not later than 12:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the lesser of (i) the Aggregate Commitments then in effect, and (ii) subject to Section 2.01, the Unencumbered Pool Value, Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.06 Termination or Reduction of Commitments. Borrower may, upon notice to Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the L/C Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

CREDIT AGREEMENT	Page 33

2.07 Repayment of Loans. (a) Borrower shall repay to Lenders, on the Revolving Credit Facility Maturity Date, the aggregate principal amount of Committed Loans under the Revolving Credit Facility outstanding on such date.

(b) Borrower shall repay to Lenders, on the Term Loan Maturity Date, the aggregate principal amount of Committed Loans under the Term Loan Facility outstanding on such date.

(c) Borrower shall repay to Swing Line Lender on the Maturity Date each Swing Line Loan outstanding as of such date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Adjusted Base Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid following the expiration of any applicable grace or cure period, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest from the date such payment was due (without regard to any applicable grace or cure period) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Unused Fee. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage, an unused fee (the “Unused Fee”) of 0.20% per annum times the difference between (i) the Revolving Commitment Amount, and (ii) the average daily balance of the Total Outstandings under the Revolving Credit Facility. The Unused Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Unused Fee shall be calculated quarterly in arrears. Notwithstanding anything to the contrary, the Unused Fee shall be 0.15% per annum during any quarterly period in which the average daily balance of the Total Outstandings under the Revolving Credit Facility equaled or exceeded fifty percent (50%) of the Aggregate Commitments under the Revolving Credit Facility for each day of such quarter. Notwithstanding any of the foregoing to the contrary, no Defaulting Lender shall be entitled to receive any fee payable under this Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

CREDIT AGREEMENT	Page 34

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by KeyBank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.07, bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Agent’s Clawback. (a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent after 12:00 noon Cleveland, Ohio time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee of four percent (4%) of said amount, which payment shall be in addition to all of Lenders’ other rights and remedies under the Loan Documents, provided that no late charge shall apply to the final payment of principal on the Maturity Date.

(b) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of LIBOR Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to Agent such Lender’s share of such Committed Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed

CREDIT AGREEMENT	Page 35

Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(c) Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders that Borrower will not make such payment, Agent may assume that Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower have not in fact made such payment, then each of Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of Lenders hereunder to make Committed Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to Borrower, CNL HP or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

CREDIT AGREEMENT	Page 36

2.14 Unencumbered Pool.

(a) Covenants. With respect to the Unencumbered Pool, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit remains outstanding, Borrower shall, and shall cause each Owner to:

(i) Cause the Unencumbered Pool to include not less than twenty-five (25) Eligible Unencumbered Properties with a minimum Unencumbered Pool Value of $500,000,000.00;

(ii) Cause the portion of the Unencumbered Pool Value attributable to Eligible Other Healthcare Assets to be not more than twenty percent (20%);

(iii) Cause the portion of the Unencumbered Pool Value attributable to SNFs to be not more than ten percent (10%);

(iv) Cause not more than twenty-five percent (25%) of the Unencumbered Pool Value to be derived from any one metropolitan statistical area;

(v) Cause not more than twenty percent (20%) of the Unencumbered Pool Value to be derived from leases to any one tenant;

(vi) Cause no single Pool Asset to exceed fifteen percent (15%) of the Unencumbered Pool Value excluding the Pool Asset commonly known as “Legacy Village” which may equal up to twenty percent (20%) of the Unencumbered Pool Value;

(vii) Maintain the weighted average (based upon each asset’s Unencumbered Pool Value) remaining lease term for all Eligible MOB Properties, on an aggregate basis, at a level of at least two years; and

(viii) Maintain a weighted average occupancy of at least 80% for the Unencumbered Asset Pool at all times. Occupancy will be weighted based on each property’s contribution to aggregate Adjusted Net Operating Income for the Unencumbered Pool.

If, as of the end of any calendar quarter, Borrower fails to meet any of the foregoing covenants, Borrower may cure any such default by either (A) removing one or more Pool Assets from the Unencumbered Pool (each such property an “Ineligible Unencumbered Property”), (B) making a principal payment in accordance with Section 2.05 in an amount attributable to the applicable failure, or (C) to the extent the failure is related to clauses (ii), (iii), (iv), (v) or (vi), reducing the Unencumbered Pool Value by an amount attributable to the applicable failure, and, in either (A), (B) or (C), recalculating the covenants and the Unencumbered Pool Value. Such recalculation and payment shall be made within the time required for delivery of the then due Unencumbered Pool Certificate as set forth in Section 6.02.

(b) Additions of Eligible Unencumbered Properties to the Unencumbered Pool. Provided that no Default or Event of Default exists, Borrower shall have the right, subject to the satisfaction of the conditions set forth below and upon notice to Agent, to request the addition of an Eligible Unencumbered Property to the Unencumbered Pool. Any request shall be subject to the following:

(i) Delivery by Borrower to Agent of such request in writing at least thirty (30) days (or such other period approved by Agent) prior to the requested date of applicable addition;

(ii) Delivery by Borrower to Agent of a pro forma Compliance Certificate and Unencumbered Pool Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to Agent under Section 6.01 evidencing compliance in all material respects with all covenants and conditions related to the Unencumbered Pool after giving effect to the applicable addition and shall certify that after giving effect to such addition, no Default or Event of Default shall exist;

CREDIT AGREEMENT	Page 37

(iii) The Borrower shall, as a condition to such Eligible Unencumbered Property being included as a Pool Asset, cause each applicable Material Subsidiary to become a Guarantor hereunder in accordance with Section 6.16; and

(iv) Borrower shall pay all reasonable costs and expenses of Agent and its counsel in connection with the applicable addition.

(c) Removal. Borrower shall have the right upon notice to Agent to remove a Pool Asset from the Unencumbered Pool. Any request shall be subject to the following:

(i) Delivery by Borrower to Agent of such request in writing at least twenty (20) days (or such shorter period approved by Agent) prior to the requested date of release;

(ii) Delivery by Borrower to Agent of a pro forma Compliance and Unencumbered Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to Agent under Section 6.01 evidencing compliance in all material respects with all covenants and conditions related to the Unencumbered Pool after giving effect to the applicable release and shall certify that after giving effect to such release, no Default or Event of Default shall exist; and

(iii) Borrower shall pay all reasonable costs and expenses of Agent and its counsel in connection with the applicable release.

Upon the release of any Pool Asset, Agent on behalf of the Lenders shall release the applicable Owner or Tenant of such Pool Asset and any other Material Subsidiary, which (after giving effect to the release of such Owner or Tenant) owns no interest in any other Owner or Tenant of a Pool Asset, from their respective Guaranty(s) and the obligations thereunder as well as any other Loan Documents to which such Subsidiary or such Material Subsidiary is a party to.

(d) Ineligible Unencumbered Properties. If, at any time, a Pool Asset becomes an Ineligible Unencumbered Property, Borrower shall promptly submit an updated Compliance Certificate and Unencumbered Certificate after having given effect to the removal of the applicable Ineligible Unencumbered Property from the Unencumbered Pool and shall make any payments under Section 2.05 required in connection with such recalculation at the time the applicable Unencumbered Certificate is delivered.

2.15 Increase in Commitments.

(a) At any time prior to the Business Day immediately preceding the Maturity Date, the Borrower shall have the right, in consultation and coordination with the Agent, to request (by written notice to the Agent), (i) one or more increases in the amount of the Term Loan Commitments (each such increase, “Term Loan Commitment Increase”) or (ii) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”); provided that;

(i) at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below and the date that such Term Loan Commitment Increase or Revolving Commitment Increase becomes effective, as the case may be, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all representations and warranties contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date that such Term Loan Commitment Increase or Revolving Commitment Increase becomes effective, as the case may be (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date;

CREDIT AGREEMENT	Page 38

(iii) no Revolving Commitment Increase shall be available after the Initial Revolving Maturity Date;

(iv) the Borrower shall be in pro forma compliance with the covenants in Section 6.12;

(v) each Term Loan Commitment Increase and/or each Revolving Commitment Increase shall be in a combined minimum principal amount of $5,000,000;

(vi) the aggregate amount of all Term Loan Commitment Increases and Revolving Commitment Increases made available pursuant to this Section 2.15 shall not exceed $310,000,000 for a total aggregate Term Loan Commitment Amount and Revolving Loan Commitment Amount of $825,000,000; and

(vii) the Borrower shall have delivered to the Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of each of the preceding clauses (i) - (vi).

(b) Each notice from Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Term Loan Commitment Increase or Revolving Commitment Increase.

(c) Term Loan Commitment Increases and Revolving Commitment Increases may be provided, by any existing Lender or by any other Eligible Assignee (any such other bank or other financial institution being called an “Additional Lender”), provided that no existing Lender shall be obligated to provide any Term Loan Commitment Increase or Revolving Commitment Increases, unless it so agrees in its sole discretion. Commitments in respect of Term Loan Commitment Increases and Revolving Commitment Increases shall become Commitments (or in the case to be provided by an existing Lender, an increase in such Lender’s applicable Commitment) under this Agreement pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.15.

(d) The effectiveness of any Incremental Amendment shall be subject to (i) the delivery of an acknowledgement in form and substance reasonably satisfactory to the Agent and executed by each Guarantor acknowledging that such Term Loan Commitment Increases or Revolving Commitment Increases shall constitute (and be included in the definition of) “Obligations” under each Guaranty of such Guarantor and (ii) the delivery by the Credit Parties of such technical amendments, modifications and/or supplements to the respective Loan Documents as are reasonably requested by the Administrative Agent to ensure that the Incremental Term Loans and the Revolving Commitment Increases (and related Obligations) and are entitled to the benefits of, the relevant Loan Documents.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

CREDIT AGREEMENT	Page 39

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law; provided, however, Borrower shall have the right to contest any Other Taxes in good faith.

(c) Indemnification by Borrower. Borrower shall indemnify Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Status of Lenders. Any Lender, if requested by Borrower or Agent, shall deliver such documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Treatment of Certain Refunds. If Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower have paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender or the L/C Issuer in the event Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Committed Loans to LIBOR Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if all LIBOR Rate Loans can be converted to Base Rate Loans and Borrower so elects, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03 Inability to Determine Rates. If Agent determines in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Base Rate for any requested Interest Period

CREDIT AGREEMENT	Page 40

with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Base Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein. If the LIBOR Base Rate ceases to exist, the LIBOR Base Rate will be deemed to be the Successor Rate Index. The “Successor Rate Index” is, at Required Lender’s written election, either of the following (as may be adjusted by Required Lenders as established below): (i) any replacement index selected by Agent that measures comparable borrowing rates for similar credit risks over comparable time periods as the LIBOR Base Rate; (ii) any alternate rate promulgated or identified by Federal Reserve Board as a Dollar LIBOR Base Rate alternative; (iii) any alternate rate administered and identified by the Bank of England as a preferred LIBOR Base Rate alternative; or (iv) the rate (called the “SOFR Rate”) per annum equal to the weighted average of the rates on secured overnight federal funds transactions with members of the Federal Reserve System, as published for each Business Day by the Federal Reserve Bank of New York. In the case of each of the four successor/alternate rate options identified above, each may be adjusted by Required Lenders to reflect differences between the chosen successor/alternate rate or index and the LIBOR Base Rate described above. For example, if Required Lenders determine that the SOFR Rate is determined to be .05% lower than the LIBOR Base Rate, then the Successor Rate Index based on the SOFR Rate will be the actual rate (assume, for example only, 1.50%) adjusted by .05% for a Successor Rate Index, in this example, of 1.55%.

3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital

CREDIT AGREEMENT	Page 41

adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Base Rate used in determining the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrower are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

CREDIT AGREEMENT	Page 42

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the following, each of which shall be originals or electronically (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to Agent, each Lender and each Loan Party;

(ii) the Initial Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of counsel to the Loan Parties reasonably acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance reasonably satisfactory to Agent;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) evidence of that the $175,000,000 term loan facility from KeyBank and certain other lenders to Borrower has been paid in full and terminated;

(x) a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended at least 45 days prior to the Closing Date, signed by a Responsible Officer of Borrower; and

(xi) such other assurances, certificates, documents, consents or opinions as Agent or the Required Lenders reasonably may require.

CREDIT AGREEMENT	Page 43

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Agent, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to Agent (directly to such counsel if requested by Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

Without limiting the generality of the provisions of the last sentence of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other

CREDIT AGREEMENT	Page 44

organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of CNL HP and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of CNL HP and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of CNL HP and its consolidated Subsidiaries dated December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of each Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower, CNL HP or any Subsidiaries thereof or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party, of the matters described on Schedule 5.06.

5.07 No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Borrower, CNL HP and each Owner has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary

CREDIT AGREEMENT	Page 45

conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Borrower and each Owner is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Borrower, CNL HP and each Owner conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of Borrower, CNL HP and each Owner are insured with financially sound and reputable insurance companies not Affiliates of Borrower or CNL HP, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower, CNL HP or the applicable Owner operates.

5.11 Taxes. Borrower, CNL HP and each Owner has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower, CNL HP or any Owner that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor CNL HP or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower nor CNL HP or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, neither Borrower nor CNL HP has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests of Borrower or CNL HP in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by Borrower or CNL HP in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. Neither Borrower nor CNL HP has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in Borrower or CNL HP have been validly issued and are fully paid and nonassessable.

CREDIT AGREEMENT	Page 46

5.14 Margin Regulations; Investment Company Act.

(a) Neither Borrower nor CNL HP is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, CNL HP, any Person Controlling Borrower, CNL HP or any Subsidiary of Borrower or CNL HP is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc.. Borrower, CNL HP and each Owner own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower, CNL HP or any Owner infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Unencumbered Pool. Each Owner owns the applicable Pool Asset, free and clear of any and all Liens in favor of third parties (other than Liens otherwise permitted hereunder).

5.20 Solvency. As of the Closing Date, each of the Loan Parties will be Solvent.

5.21 OFAC. None of the Loan Parties: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. No Loan Party is violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Persons or Sanctioned Entities, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

CREDIT AGREEMENT	Page 47

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit remains outstanding, Borrower and CNL HP shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each other Loan Party to:

6.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, the consolidated annual financial statements of CNL HP as of the end of such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of the first three quarters of the fiscal year of Borrower, the consolidated quarterly financial statements of CNL HP, all in reasonable detail and prepared in accordance with GAAP, unaudited and certified by an authorized officer of Borrower; and

(c) within 45 days of the end of each quarter, internally prepared individual financial statements, occupancy reports, and payor mix statistics of all Pool Assets; and

(d) prior to December 31 of each year, annual forward-looking budgets for the Borrower and the Pool Assets for next succeeding year; and

(e) federal tax returns of Borrower and CNL HP as soon as practical but in no event later than 30 days after the filing thereof; and

(f) property cost reports and Department of Health surveys as requested.

6.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referenced in Section 6.01(a) and 6.01(b), a duly completed Unencumbered Pool Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower;

(c) concurrently with the delivery of the financial statements referenced in Section 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by Responsible Officer of Borrower;

(d) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower and CNL HP by independent accountants in connection with the accounts or books of Borrower, CNL HP or any Subsidiary of Borrower or CNL HP, or any audit of any of them;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower and CNL HP, and copies of all annual, regular, periodic and special reports and registration statements which Borrower or CNL HP may file or be

CREDIT AGREEMENT	Page 48

required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or CNL HP, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower post such documents, or provide a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) Borrower shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Agent will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower, CNL HP or Affiliates thereof or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

6.03 Notices. Promptly notify Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any other Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any other Loan Party and any Governmental Authority; or (iii) the commencement of, or any material

CREDIT AGREEMENT	Page 49

development in, any litigation or proceeding affecting Borrower or any other Loan Party, including pursuant to any applicable Environmental Laws, in each instance which resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by Borrower, CNL HP or any Subsidiary of Borrower or CNL HP.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower, CNL HP or such Owner; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower, CNL HP or such Owner, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower, CNL HP or such Owner, as the case may be. Borrower shall maintain

CREDIT AGREEMENT	Page 50

at all times books and records pertaining to the Unencumbered Pool in such detail, form and scope as Agent or any Lender shall reasonably require.

6.10 Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that any such inspection shall not interfere with the use and occupancy of the applicable property and when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law (including anti-corruption Laws) or of any Loan Document.

6.12 Financial Covenants.

(a) Maximum Leverage. Maintain at all times the Leverage Ratio at a level less than or equal to 60%.

(b) Minimum Fixed Charge Coverage Ratio. Maintain at all times the Fixed Charge Coverage Ratio at a level equal to or in excess of 1.50 to 1.0.

(c) Minimum Consolidated Net Worth. Not permit Consolidated Net Worth to be less than $900,000,000.00.

(d) Maximum Cash Distribution Ratio. Not make cash distributions (net of any distributions through the dividend reinvestment policy) other than any Special Cash Dividend, as determined on an aggregate rolling four fiscal quarter basis, in excess of (i) so long as no Event of Default exists, the greater of (A) 95% of FFO or (B) the amount required to be paid out to maintain REIT status, or (ii) during the existence of an Event of Default other than an Event of Default under Sections 8.01(a) or 8.01(f) and so long as the principal under the Credit Facilities has not been accelerated in accordance with Section 8.02(b), the amount required to be paid out to maintain REIT status.

(e) Maximum Secured Indebtedness. Maintain the ratio of Secured Indebtedness to Gross Asset Value at a level equal to or less than 40% at all times thereafter.

(f) Maximum Secured Recourse Indebtedness. Maintain the ratio of Secured Recourse Indebtedness to Gross Asset Value at a level equal to or less than 15%.

(g) Maximum Other Investments. Maintain the ratio of: (i) investments in unimproved land to Gross Asset Value at a level equal to or less than 5%; (ii) investments in mortgage notes to Gross Asset Value at a level equal to or less than 10%; and (iii) investments in unimproved land, mortgage notes, Development Properties and joint ventures in the aggregate to Gross Asset Value at a level equal to or less than 25%.

(h) Unsecured Interest Coverage. Maintain the ratio of the Adjusted Net Operating Income to Unsecured Interest Expense at a level equal to or excess of 1.75 to 1.0.

(i) Unsecured Leverage. Maintain the ratio of Borrower’s Unsecured Indebtedness to the Unencumbered Pool Value at a level equal to or less than 60%.

Notwithstanding anything to the contrary, to the extent that Borrower or any of the Guarantors enters into (or amends) any Unsecured Indebtedness subject to a more restrictive version of any of the forgoing covenants as determined by Agent, then the applicable covenant as set forth herein shall be deemed amended to such more

CREDIT AGREEMENT	Page 51

restrictive level as of the effective date of the applicable financing and shall remain in effect until such Unsecured Indebtedness is paid in full.

6.13 Unencumbered Pool Records. To execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Agent, from time to time, solely for Agent’s convenience in maintaining a record of the Unencumbered Pool, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Pool Assets.

6.14 Security Interests. To, and to cause each other Loan Party to, (a) defend the Pool Assets against all claims and demands of all Persons at any time claiming the same or any interest therein, and (b) do whatever Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents.

6.15 Appraisals. Agent and/or the Required Lenders shall have the right to obtain a new or updated Appraisal of any Pool Asset from time to time. Borrower shall cooperate with Agent in this regard. If the Appraisal is obtained to comply with any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or an Event of Default exists, Borrower shall pay for any such Appraisal upon Agent’s request.

6.16 Additional Guarantors. Notify Agent at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to Agent a counterpart of the Guaranty or such other document as Agent shall deem appropriate for such purpose, and (b) deliver to Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Agent.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit remains outstanding, neither Borrower nor CNL HP shall, nor shall it permit any of its Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens granted by any Owner existing on the date hereof and not securing Indebtedness;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

CREDIT AGREEMENT	Page 52

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(i) With respect to any Subsidiary that is not an Owner, Tenant or Material Subsidiary or the assets of any such Subsidiary that is not an Owner, Tenant or Material Subsidiary, Liens which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

7.02 Investments. Make any Investments, except:

(a) Investments held by Borrower, CNL HP or any Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) Investments of Borrower or CNL HP in any wholly-owned Subsidiary thereof and Investments of any wholly-owned Subsidiary in Borrower, CNL HP or in another wholly-owned Subsidiary of Borrower or CNL HP;

(c) Investments of Borrower, CNL HP or any wholly-owned Subsidiary of Borrower or CNL HP in any Person if after giving effect to such Investment, Borrower and CNL HP are in compliance with Section 6.12(g) of this Agreement;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Investments represented by Swap Contracts;

(g) Investment in secured notes, mortgages, deeds of trust, collateralized mortgage obligation, or other secured debt instruments, provided that after giving effect to Investment, Borrower are in compliance with Section 6.12(g) of this Agreement;

(h) Investments consisting of inter-company Indebtedness in the ordinary course of business;

(i) Investments in a Person, if as a result such Person is merged, consolidated or amalgamated with or into, or transfer or conveys substantially all of its assets to, or is liquidated into, a Borrower or a Guarantor, including, without limitation, a Permitted Management Internalization Event; and

(j) with respect to any Subsidiary that is not an Owner or Tenant, Investments which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

CREDIT AGREEMENT	Page 53

(b) Guarantees by or from Borrower, CNL HP or any Subsidiary in respect of Indebtedness otherwise permitted hereunder;

(c) obligations (contingent or otherwise) of Borrower, CNL HP or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i).

(e) Indebtedness existing as of the date of this Agreement;

(f) with respect to any Subsidiary that is not an Owner or Tenant, Indebtedness which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect;

(g) Indebtedness permitted under Sections 6.12(e), (f) and (i);

(h) Any amendment and restatement of Indebtedness permitted hereunder.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (in each instance, a “Corporate Transaction”), except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary of Borrower or CNL HP may merge with (i) Borrower or CNL HP, provided that Borrower or CNL HP shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of Borrower or CNL HP, provided that when any wholly-owned Subsidiary of Borrower or CNL HP is merging with another such Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary of Borrower or CNL HP may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower, CNL HP or to another Subsidiary of Borrower or CNL HP; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of Borrower or CNL HP, then the transferee must either be Borrower, CNL HP or a wholly-owned Subsidiary thereof; and

(c) any Corporate Transaction shall be permitted provided the same does not result in a Change of Control except in connection with a Permitted IPO.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) any Corporate Transaction that does not result in a Change of Control;

(c) Dispositions of equipment or other personal property to the extent the same is promptly replaced with equipment or other personal property of similar utility, value and quality;

(d) Disposition permitted by Section 7.04;

CREDIT AGREEMENT	Page 54

(e) Dispositions made in connection with the sale, transfer or conveyance of a Pool Asset; provided Borrower complies with the provisions of Section 2.14(c) with respect to the removal of such Pool Asset from the Unencumbered Pool; and

(f) with respect to any Subsidiary that is not an Owner or Tenant and the assets of any such Subsidiary that is not an Owner or Tenant, any Dispositions made in the ordinary course of business.

provided, however, that any such Disposition shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests (other than publicly traded shares of CNL HP, which are expressly permitted hereby), except for Restricted Payments necessary and required to be made in order for CNL HP to maintain its REIT status and except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary of Borrower or CNL HP may make Restricted Payments to Borrower, any Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Borrower, CNL HP and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock, restricted stock or other common Equity Interests of such Person;

(c) Borrower, CNL HP and each Subsidiary thereof may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d) Any cash distributions permitted under Section 6.12(d).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower, CNL HP and the Subsidiaries thereof on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower or CNL HP, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower, CNL HP or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Guarantor or between and among Guarantors.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, any Indebtedness permitted under Section 7.03g, any Guarantee permitted by Section 7.03(b) hereof or, with respect to any Subsidiary that is not an Owner, any Contractual Obligation entered into by such Subsidiary in connection with any Lien, Investment, Indebtedness or Disposition permitted hereunder) that (a) limits the ability (i) of any Subsidiary of Borrower or CNL HP to make Restricted Payments to Borrower or CNL HP or to otherwise transfer property to Borrower or CNL HP, (ii) of any Subsidiary of Borrower or CNL HP to Guarantee the Indebtedness of Borrower or (iii) of Borrower, CNL HP or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of

CREDIT AGREEMENT	Page 55

Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Leasing Restrictions. Without the prior written consent of Agent, neither Borrower, nor any Owner or Tenant, shall (i) lease any Pool Asset to a single tenant (each herein referred to as a “Triple Net Lease”), or (ii) modify or amend any existing Triple Net Lease to the extent that such amendment or modification includes one or more of the following: (a) reduction of rent (including waiving any rent payments); (b) reduction of term, (c) modification to the obligor, and (d) other material changes that may impact the value of the asset. In connection with the foregoing, Agent shall respond by approving or disapproving the lease within ten (10) days after receipt of the copy from Borrower. Agent’s failure to approve or disapprove the lease within that period shall constitute approval of the lease. Borrower shall pay all reasonable costs incurred by Agent in connection with Agent’s review and approval of tenant leases, including reasonable attorneys’ fees and costs.

7.12 OFAC. No Loan Party shall (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Sanctioned Persons or Sanctioned Entities, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Persons or Sanctioned Entities, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (d) fail to deliver to any Lender any certification or other evidence requested from time to time by such Lender, confirming the compliance of the Loan Parties with this section.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) days after the same becomes due, any interest on any Loan, or (iii) within five (5) days after written notice, any other amount due and payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12 or 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (provided, however, if such Loan Party has undertaken to cure in good faith such default within such 30 day period and the same cannot be reasonably cured within such 30 day period, such Loan Party shall have an additional 60 day period to cure such default) or any default or Event of Default occurs under any other Loan Document; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. A default occurs and is not cured within any applicable grace or cure period to (i) any recourse indebtedness (including any guarantees) of Borrower or any other Loan Party, provided, that the aggregate amount outstanding under any such indebtedness is in excess of $5,000,000, and the applicable lender or lenders has sent notices of default and acceleration in connection therewith or (ii) any non-recourse indebtedness (including any guarantees) of Borrower or any other Loan Party, provided, that the amount outstanding under any such indebtedness is in excess of $25,000,000 in any one instance or $50,000,000.00 in the aggregate, and the applicable lender or lenders has sent notices of default and acceleration in connection therewith; provided,

CREDIT AGREEMENT	Page 56

however, there shall be no Event of Default with respect to any default arising under this Section 8.01(e) during any period during which the applicable lender or lenders forbear exercising their rights and remedies with respect to the applicable default; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Borrower or any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against Borrower or any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate outstanding amount (as to all such outstanding and unpaid judgments or orders) exceeding the $5,000,000.00 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) Borrower or any Loan Party have not paid and satisfied in full the applicable judgment or order within thirty (30) days of entry, (B) enforcement proceedings are commenced by any creditor upon such judgment or order, or (C) there is a period of 15 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or CNL HP under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the $5,000,000.00, or (ii) Borrower, CNL HP or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k) Environmental. Failure to remediate within the time period permitted by law or governmental order (or within a reasonable period of time given the nature of the matter if no specific time has been given) any environmental problems which would reasonably be expected to result in a Material Adverse Effect, related to properties whose aggregate book value are in excess of $15,000,000.00 after all administrative hearings and appeals have been concluded; or

(l) Change of Control. There occurs any Change of Control with respect to Borrower or CNL HP other than a Permitted Management Internalization Event or a Permitted IPO; or

(m) REIT Status. CNL HP fails to maintain its status as a real estate investment trust; or

(n) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

CREDIT AGREEMENT	Page 57

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to Agent for the account of any Lender or any Affiliate of a Lender for any amount owed by a Loan Party under any Swap Contract between any Loan Party and such Lender or affiliate of any Lender; and

CREDIT AGREEMENT	Page 58

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints KeyBank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all liens on collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

9.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, CNL HP or any Subsidiary thereof or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

9.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, CNL HP or any Affiliates thereof that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall not be deemed to have

CREDIT AGREEMENT	Page 59

knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrower, a Lender. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.04 Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06 Resignation by Agent. Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on

CREDIT AGREEMENT	Page 60

such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Joint Lead Arranger, Documentation Agent and Syndication Agent. The titles “Joint Lead Arranger” and “Co-Syndication Agent” are, in each case, in name only, and shall confer no rights or obligations under this Agreement.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc.. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a)(iii) or (iv) with respect to which Borrower have given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b) increase the Aggregate Commitments beyond $825,000,000.00, provided that no Lender’s Commitment can be increased (or reinstated if terminated pursuant to Section 8.02) without the written consent of such Lender;

CREDIT AGREEMENT	Page 61

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change either Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail address as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower or Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02 ; and

(ii) if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that

CREDIT AGREEMENT	Page 62

approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, CNL HP, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, CNL HP, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Borrower or Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower and Agent. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent and Lenders. Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording. The foregoing shall not exculpate Agent or any Lender from its gross negligence or willful misconduct.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers

CREDIT AGREEMENT	Page 63

and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel for Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, CNL HP or any Owner, or any Environmental Liability related in any way to Borrower, CNL HP, any Owner or any Tenant, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages)

CREDIT AGREEMENT	Page 64

arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and

CREDIT AGREEMENT	Page 65

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender; and

(B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to Borrower, CNL HP or any of the Affiliates or Subsidiaries of Borrower or CNL HP.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the

CREDIT AGREEMENT	Page 66

recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower, CNL HP or any Affiliate or Subsidiary of Borrower or CNL HP) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Deemed Consent of Borrower. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.06(b)(i)(B)), Borrower shall be deemed to have given their consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

(i) Resignation as L/C Issuer or Swing Line Lender. Notwithstanding anything to the contrary contained herein, if at any time KeyBank assigns all of its Commitment and Loans pursuant to subsection (b) above, KeyBank may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of KeyBank as L/C Issuer or Swing Line Lender, as the case may be. If KeyBank resigns as L/C Issuer,

CREDIT AGREEMENT	Page 67

it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If KeyBank resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.

(j) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than fifteen (15) Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of the Defaulting Lender Waterfall shall apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, any L/C Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.

10.07 Treatment of Certain Information; Confidentiality. Each of Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to each Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower, CNL HP or any Subsidiary thereof relating to Borrower, CNL HP or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower, CNL HP or any Subsidiary thereof, provided that, in the case of information received from Borrower, CNL HP or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower, CNL HP or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party

CREDIT AGREEMENT	Page 68

against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronically (i.e. pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc..

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF OHIO.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN CUYAHOGA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING

CREDIT AGREEMENT	Page 69

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (i) (A) the services regarding this Agreement provided by Agent are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Agent, on the other hand, (B) Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) Agent does not have any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Agent has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by law, Borrower and the other Loan

CREDIT AGREEMENT	Page 70

Parties hereby waive and release, any claims that it may have against Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower or CNL HP, which information includes the name and address of each Borrower and other information that will allow such Lender or Agent, as applicable, to identify each Borrower in accordance with the Act.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 FINAL AGREEMENT. THE WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

CREDIT AGREEMENT	Page 71

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liability company, General Partner

	By:	CNL Healthcare Properties, Inc., a Maryland corporation, Managing Member

		By:	/s/ Brett S. Bryant
Brett S. Bryant, Vice President

Borrower’s Signature Page

to

Credit Agreement

AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Henry Alonso
Henry Alonso, Senior Vice President

Agent’s Signature Page

to

Credit Agreement

LENDERS:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Henry Alonso
Henry Alonso, Senior Vice President

KeyBank’s Signature Page

to

Credit Agreement

SUNTRUST BANK

By:	/s/ Nick Preston
Name: Nick Preston
Title: Director

SunTrust Bank’s Signature Page

to

Credit Agreement

FIFTH THIRD BANK

By:	/s/ James A. Nation
James A. Nation, Director

Fifth Third Bank’s Signature Page

to

Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Alicia Cook
Name: Alicia Cook
Title: Authorized Signatory

Capital One, National Association’s Signature Page

to

Credit Agreement

CADENCE BANK, N.A.

By:	/s/ Donald G. Preston
Name: Donald G. Preston
Title: Senior Vice President

Cadence Bank, N.A.’s Signature Page

to

Credit Agreement

COMERICA BANK

By:	/s/ Mark J. Leveille
Mark J. Leveille, Vice President

Comerica Bank’s Signature Page

to

Credit Agreement

CAPITAL BANK, a division of First Tennessee Bank National Association, a national banking association, successor by merger to Capital Bank Corporation, a North Carolina banking corporation, successor by conversion to Capital Bank, N.A., a national banking association

By:	/s/ Dilian Schulz
Name: Dilian Schulz
Title: Senior Vice President

Capital Bank’s Signature Page

to

Credit Agreement

FIRST FINANCIAL BANK

By:	/s/ Maureen Hands
Name: Maureen Hands
Title: Senior Vice President

First Financial Bank’s Signature Page

to

Credit Agreement

SYNOVUS BANK

By:	/s/ David W. Bowman
Name: David W. Bowman
Title: Director

Synovus Bank’s Signature Page

to

Credit Agreement

BANKUNITED, N.A.

By:	/s/ Patrick Fitzgerald
Name: Patrick Fitzgerald
Title: Senior Vice President

BankUnited, N.A.’s Signature Page

to

Credit Agreement

EASTERN BANK

By:	/s/ Jared H. Ward
Name: Jared H. Ward
Title: Senior Vice President

Eastern Bank’s Signature Page

to

Credit Agreement

CITY NATIONAL BANK OF FLORIDA

By:	/s/ William H. Lutes
Name: William H. Lutes
Title: Market Executive

City National Bank of Florida’s Signature Page

to

Credit Agreement

SEASIDE NATIONAL BANK & TRUST, N.A.

By:	/s/ Ed Timberlake
Ed Timberlake, Chairman, Central Florida Board

Seaside National Bank & Trust, N.A.’s Signature Page

to

Credit Agreement

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage
KeyBank National Association	$41,504,855.00	16.6019417476%
SunTrust Bank	$41,262,137.00	16.5048543689%
Fifth Third Bank	$41,262,136.00	16.5048543689%
Capital One, National Association	$24,271,845.00	9.7087378641%
Cadence Bank, N.A.	$16,990,291.00	6.7961165049%
Comerica Bank	$14,563,107.00	5.8252427184%
Capital Bank*	$12,135,922.00	4.8543689320%
First Financial Bank	$12,135,922.00	4.8543689320%
Synovus Bank	$12,135,922.00	4.8543689320%
BankUnited, N.A.	$12,135,922.00	4.8543689320%
Eastern Bank	$7,281,553.00	2.9126213592%
City National Bank of Florida	$7,281,553.00	2.9126213592%
Seaside National Bank & Trust, N.A.	$7,038,835.00	2.8155339806%
Total	$250,000,000.00	100.000000000%

Lender	Term Commitment	Applicable Percentage
KeyBank National Association	$43,995,145.00	16.6019415094%
SunTrust Bank	$43,737,863.00	16.5048539623%
Fifth Third Bank	$43,737,864.00	16.5048543396%
Capital One, National Association	$25,728,155.00	9.7087377358%
Cadence Bank, N.A.	$18,009,709.00	6.7961166038%
Comerica Bank	$15,436,893.00	5.8252426415%
Capital Bank*	$12,864,078.00	4.8543690566%
First Financial Bank	$12,864,078.00	4.8543690566%
Synovus Bank	$12,864,078.00	4.8543690566%
BankUnited, N.A.	$12,864,078.00	4.8543690566%
Eastern Bank	$7,718,447.00	2.9126215094%
City National Bank of Florida	$7,718,447.00	2.9126215094%
Seaside National Bank & Trust, N.A.	$7,461,165.00	2.8155339623%
Total	$265,000,000.00	100.000000000%

* Capital Bank, a division of First Tennessee Bank National Association, a national banking association, successor by merger to Capital Bank Corporation, a North Carolina banking corporation, successor by conversion to Capital Bank, N.A., a national banking association

SCHEDULE 2.01	Page 1

SCHEDULE 5.06

LITIGATION

NONE.

SCHEDULE 5.06	Page 1

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

NONE

SCHEDULE 5.09	Page 1

SCHEDULE 5.13

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

AND EQUITY INTERESTS IN BORROWER

Part (a). Subsidiaries.

Subsidiary:	Percentage Ownership by Borrower/CNL HP:
CHP 959 Lane CA MOB Owner, LLC	100%
CHP 971 Lane CA MOB Owner, LLC	100%
CHP Albuquerque NM Land Owner, LLC	100%
CHP Albuquerque NM Owner, LLC	100%
CHP Albuquerque NM Tenant Corp.	100%
CHP Anderson IN Senior Living Owner, LLC	100%
CHP Auburn WA Owner, LLC	100%
CHP Auburn WA Tenant Corp.	100%
CHP Austin TX Holding GP, LLC	100%
CHP Austin TX Holding, LP	100%
CHP Austin TX Owner GP, LLC	100%
CHP Austin TX Senior Living Owner, LP	100%
CHP Austin TX Tenant Corp.	100%
CHP Batesville Healthcare Owner, LLC	100%
CHP Bay Medical CA MOB Owner, LLC	100%
CHP Beaumont Lending, LLC	100%
CHP Beaumont TX Surgical Owner, LLC	100%
CHP Beaverton OR Owner, LLC	100%
CHP Beaverton OR Tenant Corp.	100%
CHP Bend-High Desert OR Owner, LLC	100%
CHP Bend-High Desert OR Tenant Corp.	100%
CHP Bend OR MOB Owner, LLC	100%
CHP Billings MT Owner, LLC	100%
CHP Billings MT Tenant Corp.	100%
CHP Birmingham AL MOB Owner, LLC	100%
CHP Boise ID Owner, LLC	100%
CHP Boise ID Tenant Corp.	100%
CHP Broadway Healthcare Owner, LLC	100%
CHP Calvert MOB Owner, LLC	100%
CHP Cary NC MOB Owner, LLC	100%
CHP Cascadia Partners I, LLC	75% [CHP/Cascadia JV]
CHP Central Wing Annex MOB Owner, LLC	100%
CHP Chapel Hill NC MOB Owner, LLC	100%
CHP Chestnut Commons OH MOB Owner, LLC	100%
CHP Chula Vista CA MOB Owner, LLC	100%
CHP Cincinnati OH MOB Owner, LLC	100%
CHP Claremont Holding, LLC	100%
CHP Claremont CA Owner, LLC	100%
CHP Clyde NC MOB Owner, LLC	100%
CHP Collierville TN Owner, LLC	100%
CHP Collierville TN Tenant Corp.	100%
CHP Columbia MO Plaza 1 MOB Owner, LLC	100%
CHP Columbia MO Plaza 2 MOB Owner, LLC	100%
CHP Columbia MO Plaza 4 MOB Owner, LLC	100%
CHP Columbia SC Owner, LLC	100%

SCHEDULE 5.13	Page 1

CHP Coral Springs FL MOB Owner, LLC	100%
CHP Corvallis-West Hills OR Owner, LLC	100%
CHP Corvallis-West Hills OR Tenant Corp.	100%
CHP Cypress Partners I, LLC	90% [CHP/Cypress JV]
CHP Duluth GA Senior Living Owner, LLC	100%
CHP Duluth GA Tenant, LLC	100%
CHP Dunkirk MOB Owner, LLC	100%
CHP Durham NC MOB Owner, LLC	100%
CHP Escondido CA MOB Owner, LLC	100%
CHP Frederick MD-Liberty MOB Owner, LLC	100%
CHP Frederick MD-Patriot MOB Owner, LLC	100%
CHP Glendale CA MOB Owner, LLC	100%
CHP GP, LLC	100%
CHP Grand Junction CO Senior Living, LLC	100%
CHP Grayson GA Owner, LLC	100%
CHP Grayson GA Tenant Corp.	100%
CHP Greenville SC Owner, LLC	100%
CHP Greenville SC Owner, LLC	100%
CHP Gresham-Huntington Terrace OR Owner, LLC	100%
CHP Gresham-Huntington Terrace OR Tenant Corp.	100%
CHP Gulf Breeze FL Senior Living Owner, LLC	100%
CHP Gulf Breeze FL Tenant Corp.	100%
CHP Henderson NV Pavilion IV MOB Owner, LLC	100%
CHP Henderson NV Pavilion V MOB Owner, LLC	100%
CHP Henderson NV Pavilion VI MOB Owner, LLC	100%
CHP Hospital Holding, LLC	100%
CHP Houston TX Hospital Owner, LLC	100%
CHP Houston TX MOB Owner, LLC	100%
CHP Huntersville NC MOB Owner, LLC	100%
CHP Huntersville MOB Parent, LLC	100%
CHP Hurst TX Surgical Owner, LLC	100%
CHP Idaho Falls ID Owner, LLC	100%
CHP Idaho Falls ID Tenant Corp.	100%
CHP Isle at Cedar Ridge TX Owner, LLC	100%
CHP Isle at Cedar Ridge TX Tenant Corp.	100%
CHP Isle at Watercrest-Bryan TX Owner, LLC	100%
CHP Isle at Watercrest-Bryan TX Tenant Corp.	100%
CHP Isle at Watercrest-Mansfield TX Owner, LLC	100%
CHP Isle at Watercrest- Mansfield TX Tenant Corp.	100%
CHP Jacksonville FL MOB Owner, LLC	100%
CHP Jasper AL Owner, LLC	100%
CHP Jasper AL Tenant Corp.	100%
CHP Jefferson Commons Condo MOB Owner, LLC	100%
CHP Jonesboro Healthcare Owner, LLC	100%
CHP JV SL Development Holding, LLC	100%
CHP Katy TX Member, LLC	100%
CHP Knoxville Plaza A MOB Owner, LLC	100%
CHP Knoxville Plaza B MOB Owner, LLC	100%
CHP Knoxville TN MOB Owner, LLC	100%
CHP Knoxville TN MOB Parent, LLC	100%
CHP Lake Zurich IL Owner, LLC	100%
CHP Lake Zurich IL Tenant Corp.	100%
CHP Lancaster OH Senior Living Owner, LLC	100%
CHP Las Vegas NV Rehab Owner, LLC	100%
CHP Layton UT Owner, LLC	100%
CHP Layton UT Tenant Corp.	100%

SCHEDULE 5.13	Page 2

CHP Leawood KS MOB Owner, LLC	100%
CHP Legacy Ranch TX Owner, LLC	100%
CHP Legacy Ranch TX Tenant Corp.	100%
CHP Lincoln Plaza AZ MOB Owner, LLC	100%
CHP Longview-Monticello Park WA Owner, LLC	100%
CHP Longview-Monticello Park WA Tenant Corp.	100%
CHP Magnolia Healthcare Owner, LLC	100%
CHP Maplewood MN Owner, LLC	100%
CHP Maplewood MN Tenant Corp.	100%
CHP Margate FL Medical Park Owner, LLC	100%
CHP Marietta GA Senior Living Owner, LLC	100%
CHP Marietta Georgia Tenant, LLC	100%
CHP Matthews NC MOB Owner, LLC	100%
CHP Matthews MOB Parent, LLC	100%
CHP Meadows Place TX Holding GP, LLC	100%
CHP Meadows Place TX Holding, LP	100%
CHP Meadows Place TX Owner GP, LLC	100%
CHP Meadows Place TX Senior Living Owner, LP	100%
CHP Meadows Place TX Tenant Corp.	100%
CHP Medford-Arbor Place OR Owner, LLC	100%
CHP Medford-Arbor Place OR Tenant Corp.	100%
CHP Medical Arts MOB Owner, LLC	100%
CHP MetroView-Charlotte NC MOB Owner, LLC	100%
CHP MetroView-Charlotte MOB Parent, LLC	100%
CHP Midtown-Charlotte NC MOB Owner, LLC	100%
CHP Midtown-Charlotte MOB Parent, LLC	100%
CHP Mine Creek Healthcare Owner, LLC	100%
CHP Mishawaka IN Rehab Owner, LLC	100%
CHP MOB Holding, LLC	100%
CHP NC Specialty Hospital Owner, LLC	100%
CHP NC-GA MOB Parent, LLC	100%
CHP New Orleans LA Rehab Owner, LLC	100%
CHP Newburyport MA MOB Owner, LLC	100%
CHP NNN Development Holding, LLC	100%
CHP North Mountain AZ MOB Owner, LLC	100%
CHP Novi MI MOB Owner, LLC	100%
CHP O’Fallon MO Owner, LLC	100%
CHP O’Fallon MO Tenant Corp.	100%
CHP Oklahoma City OK Rehab Owner, LLC	100%
CHP Oxford NC MOB Owner, LLC	100%
CHP Panama City FL Owner, LLC	100%
CHP Panama City FL Tenant Corp.	100%
CHP Park at Plainfield IL Owner, LLC	100%
CHP Park at Plainfield IL Tenant Corp.	100%
CHP Partners, LP	100%
CHP Presbyterian-Charlotte NC MOB Owner, LLC	100%
CHP Presbyterian-Charlotte MOB Parent, LLC	100%
CHP Raider Ranch TX Owner, LLC	100%
CHP Raider Ranch TX Tenant Corp.	100%
CHP Rome GA MOB Owner, LLC	100%
CHP Roxboro NC MOB Owner, LLC	100%
CHP Salem-Orchard Heights OR Owner, LLC	100%
CHP Salem-Orchard Heights OR Tenant Corp.	100%
CHP Salem-Southern Hills OR Owner, LLC	100%
CHP Salem-Southern Hills OR Tenant Corp.	100%
CHP San Antonio TX Holding GP, LLC	100%

SCHEDULE 5.13	Page 3

CHP San Antonio TX Holding, LP	100%
CHP San Antonio TX MOB GP, LLC	100%
CHP San Antonio TX MOB Owner, LP	100%
CHP Searcy Healthcare Owner, LLC	100%
CHP Senior Living Net Lease Holding, LLC	100%
CHP Shorewood WI Owner, LLC	100%
CHP Shorewood WI Tenant Corp.	100%
CHP SL Development Holding, LLC	100%
CHP SL Owner Holding I, LLC	100%
CHP SL Owner Holding II, LLC	100%
CHP South Bay Partners I, LLC	95% [CHP/South Bay JV]
CHP Southeast MOB Parent, LLC	100%
CHP Sparks NV Owner, LLC	100%
CHP Sparks NV Tenant Corp.	100%
CHP Spivey I Jonesboro GA MOB Owner, LLC	100%
CHP Spivey II Jonesboro GA MOB Owner, LLC	100%
CHP Springs TX Owner, LLC	100%
CHP Springs TX Tenant Corp.	100%
CHP Surprise AZ Rehab Owner, LLC	100%
CHP Tega Cay SC Owner, LLC	100%
CHP Tillamook-Five Rivers OR Owner, LLC	100%
CHP Tillamook-Five Rivers OR Tenant Corp.	100%
CHP Town Village OK Owner, LLC	100%
CHP Town Village OK Tenant Corp.	100%
CHP TRS Development Holding, LLC	100%
CHP TRS Holding, Inc.	100%
CHP Tualatin-Riverwood OR Owner, LLC	100%
CHP Tualatin-Riverwood OR Tenant Corp.	100%
CHP Vancouver-Bridgewood WA Owner, LLC	100%
CHP Vancouver-Bridgewood WA Tenant Corp.	100%
CHP Watercrest at Katy TX Owner, LLC	95% [100% Owned by CHP/South Bay JV]
CHP Watercrest at Katy TX TRS Corp.	95% [100% Owned by CHP/South Bay JV]
CHP Watercrest at Mansfield Holding, LLC	100%
CHP Watercrest at Mansfield TX Owner, LLC	100%
CHP Watercrest at Mansfield TX TRS Corp.	100%
CHP Wausau WI Senior Living Owner, LLC	100%
CHP Westville IN MOB Owner, LLC	100%
CHP Yakima WA II JV Member, LLC	100%
CHP Yakima WA II Owner, LLC	75% [100% Owned by CHP/Cascadia JV]
CHP Yakima WA II Tenant Corp.	75% [100% Owned by CHP/Cascadia JV]
CHP Yakima WA Owner, LLC	100%
CHP Yakima WA Tenant Corp.	100%
CHP Yelm-Rosemont WA Owner, LLC	100%
CHP Yelm-Rosemont WA Tenant Corp.	100%
CHP Yuma AZ MOB Member, LLC	90% [100% Owned by CHP/Cypress JV]
CHP Yuma AZ MOB Owner, LLC	100%
CHT Aberdeen SD Senior Living, LLC	100%
CHT Billings MT Senior Living, LLC	100%
CHT Brookridge Heights MI Owner, LLC	100%
CHT Brookridge Heights MI Tenant Corp.	100%
CHT Casper WY Senior Living, LLC	100%
CHT Council Bluffs IA Senior Living, LLC	100%
CHT Curry House MI Owner, LLC	100%
CHT Curry House MI Tenant Corp.	100%
CHT Decatur IL Senior Living, LLC	100%
CHT Grand Island NE Senior Living, LLC	100%

SCHEDULE 5.13	Page 4

CHT Harborchase Assisted Living Owner, LLC	100%
CHT Harborchase TRS Tenant Corp.	100%
CHT Lima OH Senior Living, LLC	100%
CHT Mansfield OH Senior Living, LLC	100%
CHT Marion OH Senior Living, LLC	100%
CHT Symphony Manor MD Owner, LLC	100%
CHT Symphony Manor MD Tenant Corp.	100%
CHT Tranquility at Fredericktowne MD Owner, LLC	100%
CHT Tranquility at Fredericktowne MD Tenant Corp.	100%
CHT Windsor Manor AL Holding, LLC	100%
CHT Woodholme Gardens MD Owner, LLC	100%
CHT Woodholme Gardens MD Tenant Corp.	100%
CHT Zanesville OH Senior Living, LLC	100%
CHT GCI Partners I, LLC	75% [CHP/Windsor JV]
CHT Windsor Manor TRS Corp.	75% [100% Owned by CHP/Windsor JV]
Grinnell IA Assisted Living Owner, LLC	75% [100% Owned by CHP/Windsor JV]
Grinnell IA Assisted Living Tenant, LLC	75% [100% Owned by CHP/Windsor JV]
Indianola IA Assisted Living Owner, LLC	75% [100% Owned by CHP/Windsor JV]
Indianola IA Assisted Living Tenant, LLC	75% [100% Owned by CHP/Windsor JV]
Nevada IA Assisted Living Owner, LLC	75% [100% Owned by CHP/Windsor JV]
Nevada IA Assisted Living Tenant, LLC	75% [100% Owned by CHP/Windsor JV]
Vinton IA Assisted Living Owner, LLC	75% [100% Owned by CHP/Windsor JV]
Vinton IA Assisted Living Tenant, LLC	75% [100% Owned by CHP/Windsor JV]
Webster City IA Assisted Living Owner, LLC	75% [100% Owned by CHP/Windsor JV]
Webster City IA Assisted Living Tenant, LLC	75% [100% Owned by CHP/Windsor JV]

Part (b). Other Equity Investments. None

SCHEDULE 5.13	Page 5

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

CHP Partners, LP

c/o CNL Healthcare Properties, Inc.

450 South Orange Avenue, Suite 1400

Orlando, Florida 32801

Attention: Ixchell C. Duarte, Chief Financial Officer

Attention: Tracey B. Bracco, Esq., Senior Vice President and General Counsel

Telephone:         (407) 540-7624 (Duarte); and (407) 540-7595 (Bracco)

Electronic Mail: ixchell.duarte@cnl.com; tracey.bracco@cnl.com

U.S. Taxpayer Identification Number: 27-2963394

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32801

Attention: John D. Ruffier, Esq.

Telephone:         (407) 418-6414

Electronic Mail: john.ruffier@lowndes-law.com

SCHEDULE 10.02	Page 1

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Attention: Brandon Taseff

Telephone: (216) 689-4968

Telecopier: (216) 689-5970

Electronic Mail: Brandon_Taseff@KeyBank.com

Account No.:

Ref: ________________

ABA# 026009593

Other Notices as Administrative Agent:

KeyBank National Association

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attention: Amy L. MacLearie

Telephone: (216) 813-6935

Telecopier: (216) 357-6383

Electronic Mail: amy_l_maclearie@keybank.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	KeyBank National Association, as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [___________, _____] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among [____________________________, a __________________] (the “Borrower”), the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent.

The undersigned hereby requests (select one):

A Borrowing of Committed Loans A conversion or continuation of Committed Loans

1.	On _____________________________________ (a Business Day).

2.	In the amount of $___________________________.

3.	Comprised of ______________________________.

[Type of Committed Loan requested]

4.	For LIBOR Rate Loans: with an Interest Period of __________ months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

BORROWER

By:

Name:

Title:

A-1

Form of Committed Loan Notice

EXHIBIT B-1

FORM OF TERM NOTE

$_______________________	____________________

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to _____________________ or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of [_________, _____] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. No amount borrowed hereunder and repaid may be reborrowed. This Note is unsecured. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.

[BORROWER]

By:

Name:

Title:

B-1-1

Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made by
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________

B-1-2

Form of Term Note

EXHIBIT B-2

FORM OF REVOLVING NOTE

$_______________________	____________________

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to _____________________ or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of [_________, _____] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Amounts borrowed hereunder and repaid may be reborrowed in accordance with the applicable provisions of the Agreement. This Note is unsecured. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.

[BORROWER]

By:

Name:

Title:

B-2-1

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made by
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________

B-2-2

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ___________,

To:	KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [___________, _____] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CHP PARTNERS, LP, a Delaware limited partnership (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____________________________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of each Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

Form of Compliance Certificate

4. The representations and warranties of Borrower contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________, _____________.

[BORROWER]

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended                              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 6.12(a) – Leverage Ratio.

A.	CNL HP’s consolidated Total Indebtedness at Statement Date:	$

B.	Gross Asset Value at Statement Date:	$

C.	Leverage Ratio: (Line 1.A. divided Line 1.B.)	$

D.	Maximum Permitted Leverage Ratio:	$

E.	Compliance: Yes/No

II. Section 6.12(b) – Fixed Charge Coverage Ratio.

A.	EBITDA

	1. consolidated net income:	$

	2. plus income tax expense:	$

	3. plus interest expense:	$

	4. plus depreciation and amortization:	$

	5. plus acquisition and closing costs and extraordinary or non-recurring gains and losses:	$

	6. plus other non-cash items:	$

	7. plus the applicable Person’s share of the EBITDA of its unconsolidated Affiliates and Subsidiaries:	$

	8. plus Approved Restricted Distribution Add Backs:	$

	9. plus extraordinary and non-recurring items approved by Agent:	$

	10. Total Consolidated EBITDA:	$

B.	Consolidated Fixed Charges

	1. consolidated interest expense:	$

	2. plus the current portion of principal paid or payable with respect to the Total Indebtedness of CNL HP:	$

	3. plus all preferred distributions paid during the period:	$

Form of Compliance Certificate

	4. plus the current portion of capitalized lease obligations:	$

	5. Total Fixed Charges:	$

C.	Ratio (Line II.A.8 ÷ Line II.B.5):	to 1.0

D.	Minimum Required Fixed Coverage Charge Ratio:	to 1.0

E.	Compliance: Yes/No

III. Section 6.12(c) –Minimum Consolidated Net Worth.

A.	Consolidated Net Worth at Statement Date:

	1. shareholders’ equity at Statement Date:	$

	2. plus accumulated depreciation and amortization as of such date:	$

	3. less all intangible assets (excluding those related to value of leases from real estate acquisitions) plus intangible liabilities as of such date:	$

	4. Total Consolidated Net Worth	$

B.	Minimum Required Consolidated Net Worth	$ 900,000,000.00

C.	Compliance: Yes/No

IV. Section 6.12(d) – Maximum Cash Distribution Ratio.

A.	Total cash distributions as of Statement Date (including Approved Restricted Distribution Add Back):	$

B.	FFO	$

C.	Cash Distribution Ratio (Line IV.A ÷ Line IV.B):	%

Maximum Permitted:		95%

D.	Compliance: Yes/No

V. Section 6.12(e) – Maximum Secured Indebtedness Ratio.

A.	Borrower’s total Secured Indebtedness	$

B.	Borrower’s Gross Asset Value	$

C.	Ratio (Line V.A ÷ Line V.B):	%

VI. Section 6.12(f) – Maximum Secured Recourse Debt.

A.	Borrower’s total secured recourse debt:	$

B.	Gross Asset Value	$

Form of Compliance Certificate

C.	Ratio (Line VI.A ÷ Line VI.B):	%

Maximum Permitted		15%

D.	Compliance: Yes/No

VII. Section 6.12(g) – Maximum Other Investments.

A.	Other Investments

	1. Unimproved land:	$

	2. plus Development Properties:	$

	3. plus mortgage notes:	$

	4. plus JV Interests:	$

	5. Total Other Investments:	$

B.	Gross Asset Value:	$

C.	Ratios: (Line VII. A.1 to Line VII B) (Line VII A.3 to Line VII.B) (Line VII.A.4 ÷ Line VII.B)	% % %

Maximum Permitted:		5% 10% 25%

D.	Compliance: Yes/No

VIII. Section 6.12(h) – Unsecured Interest Coverage.

A.	Adjusted NOI for the applicable period:	$

B.	Unsecured Interest Expense for the applicable period:	$

C.	Unsecured Interest Coverage (Line VIII.A÷VIII.B):	$

Minimum Required:		1.75 to 1.0

D.	Compliance: Yes/No

IX. Section 6.12(i) – Maximum Unsecured Indebtedness Ratio.

A.	Borrower’s total Unsecured Indebtedness	$

B.	Borrower’s Unencumbered Pool Value	$

C.	Ratio (Line IX.A ÷ Line IX.B):	%

Maximum Permitted:		60%

D.	Compliance: Yes/No

Form of Compliance Certificate

EXHIBIT D

FORM

OF

ASSIGNMENT AND ASSUMPTION

[THIS EXHIBIT D IS A KEYBANK PREFERENCE OR POLICY. Do not alter without the approval of the Legal Department and Commercial Agency Management.]

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]: ______________________________

2. Assignee[s]: ______________________________ for each Assignee, indicate Affiliate of [identify Lender]]

3. Borrower(s): ______________________________

4. Administrative Agent: KeyBank National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: [Credit Agreement, dated as of ________, among ________________, the Lenders from time to time party thereto, KeyBank National Association, as Administrative Agent]

6. Assigned Interest[s]:

Form of Assignemtn and Assumption Agreement

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP No.
		________	$________________	$________________	______________%	________
		________	$________________	$________________	______________%	________
		________	$________________	$________________	______________%	________

[7.    Trade Date: __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

KeyBank National Association, as Administrative Agent

By:
Title:

[Consented to:]

By:
Title:

Form of Assignemtn and Assumption Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii),(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section [__] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest ,and (vi) it has independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of ____________________ [confirm that choice of law provision parallels the Credit Agreement].

Form of Assignment and Assumption Agreement

EXHIBIT E

FORM OF UNENCUMBERED POOL CERTIFICATE

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114

Attention: Brandon Taseff

RE:	CHP PARTNERS, LP

Ladies and Gentlemen:

The undersigned is the _____________________________ of CHP Partners, LP, a Delaware limited partnership (“Borrower”), and is authorized to execute and deliver this Unencumbered Pool Certificate on behalf of Borrower pursuant to the Credit Agreement, dated as of May 15, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

The Borrower hereby delivers this Unencumbered Pool Certificate to you pursuant to Section 6.02(b) of the Credit Agreement and in connection therewith hereby certifies to the Agent as follows:

(a)	The Borrower are furnishing to you herewith the Unencumbered Pool Certificate. This certificate is submitted in compliance with requirements of the Agreement.

(b)	The Unencumbered Pool analyses and information set forth on Schedule 1 attached hereto are true and accurate, in all material respects, on and as of the date of this Certificate.

(c)

The undersigned officer is executing and delivering this certificate solely in his or her capacity as an authorized officer of the Borrower, and not individually (and therefore is not subject to personal liability on account of the certifications set forth herein), and is providing the attached information to demonstrate compliance.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Borrowing Base Certificate for and on behalf of the Borrower as of ___________, 201___.

BORROWER:

CHP PARTNERS, LP, a Delaware limited partnership

By:

Name:

Title:

E-1

Form of Unencumbered Pool Certificate

SCHEDULE A

UNENCUMBERED POOL CALCULATIONS

E-2

Form of Unencumbered Pool Certificate

EXHIBIT F

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	KeyBank National Association, as Swing Line Lender KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [___________, _____] (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CHP PARTNERS, LP, a Delaware limited partnership (“Borrower”), the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On ________________________________ (a Business Day).

2.	In the amount of $________________________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[BORROWER]

By:

Name:

Title:

F-1

Form of Swing Line Note Notice

EXHIBIT G

FORM OF LETTER OF CREDIT REQUEST

KeyBank National Association, as Agent, and

KeyBank National Association, as L/C Issuer

4910 Tiedeman Road

Brooklyn, Ohio 44144

Attn: Real Estate Capital Services

Re:	Letter of Credit Request under Credit Agreement

Ladies and Gentlemen:

Pursuant to §2.03 of that certain Credit Agreement dated as of ________________, 2019, by and among CHP PARTNERS, LP, a Delaware limited partnership (“Borrower”), KeyBank National Association, as agent for itself and certain other Lenders, and the Lenders as amended from time to time (the “Credit Agreement”), we hereby request that KeyBank National Association issue a Letter of Credit as follows:

(i)	Name and address of beneficiary:

(ii)	Face amount: $________________

(iii)	Proposed Issuance Date:

(iv)	Proposed Expiration Date:

(v)	Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)	Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.03 of the Credit Agreement.

The undersigned chief executive officer, president or chief financial officer of the Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Unencumbered Pool Certificate setting forth a calculation of the Unencumbered Pool Value after giving effect to the Letter of Credit requested hereby.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.03(i). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in § 1.1 of the Credit Agreement.

The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true in all material respects as of the date hereof and shall also be true in all material respects at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

G-1

Form of Letter of Credit Request

Very truly yours, ________________________________, a ___________________________

By:

Name:

Title:
(SEAL)

G-2

Form of Letter of Credit Request